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                         Consent of Independent Auditors



We consent to the incorporation by reference in the Current Report on Form 8-K dated July 15, 1996 of Graphix Zone, Inc. of the reference to our firm under the caption "Experts" and to the use of our report dated August 18, 1995, except
Note 12 as to which the date is March 21, 1996, with respect to the consolidated financial statements of StarPress, Inc. (formerly known as Great Bear Technology Incorporated) as of June 30, 1995 and for each of the two years then ended included in the Registration Statement (Form S-4) and in the related Joint Proxy Statement/Prospectus of Graphix Zone, Inc. for the registration of shares of its common stock.

                                   /s/ Ernst & Young LLP

Walnut Creek, California
July 15, 1996